Exhibit 99.1

INVESTOR CONFERENCE CALL SCRIPT – JULY 29, 2010

[OPERATOR]

Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to the WPCS International Incorporated fiscal year 2010 fourth quarter and year end investor conference call. Your host for today’s call is Andy Hidalgo, chairman and CEO of WPCS International Incorporated. Before I turn the call over to Mr. Hidalgo, please be advised that the participants on today’s call will be in a listen only mode until Mr. Hidalgo has concluded his opening remarks. Upon conclusion of the opening remarks, there will be a question and answer session.

In addition, we would like to note that statements about the company’s future expectations, including future revenue and earnings and all other statements made during this investor conference call, other than historical facts, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements. I will now turn the call over to Mr. Hidalgo.

[ANDY HIDALGO]

Good afternoon ladies and gentlemen and welcome to our fiscal year 2010 fourth quarter and year end investor conference call. The agenda for today’s call will include a discussion of our fourth quarter and year end financial results. In addition, I will discuss market conditions and conclude with a review of our strategic development.

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In regards to our financial results, generally speaking, the company achieved some positive results in the fourth quarter ended April 30, 2010. For example, WPCS generated $29.2 million of revenue which is a quarter over quarter increase of 18%. In addition, in the fourth quarter, EBITDA increased 46% sequentially over the third quarter results. The increase in quarterly revenue production can be attributed to the many new contracts we have been awarded recently. We are beginning to see a more active bid list which is increasing our opportunities to build backlog. This should give us a basis for increased revenue production over the next few quarters.

In the fourth quarter, the Company incurred a non-cash charge of $125,000 related to the contingent earn out obligation for the Pride Group acquisition concluded in November 2009. This earn out is contingent on achieving certain earnings targets. In addition, during fiscal 2010 we incurred approximately $100,000 in professional fees related to the completion of this acquisition. Both of these expenses are the result of the newly mandated accounting pronouncement regarding acquisitions that was adopted by the company this fiscal year and first applied to the Pride Group acquisition.

A non-cash charge of approximately $51,000 will be incurred each subsequent reporting quarter for this contingent earn out until it is fully settled in November 2011. Although we believe this earn out will be achieved, if it is not, the company could receive a non-cash credit against these charges in the future.

The company’s income tax expense was unfavorably high for the fourth quarter due to income taxes related to a distribution of earnings from the company’s joint venture in China from prior fiscal years. In addition, WPCS received state income tax refunds in California from prior fiscal years that are taxable for federal purposes.  Next, the non-cash charge related to the contingent earn out is not deductible for income tax purposes.  Each of these events added to  higher income taxes and a lower net income contribution in the fourth quarter.

For the fourth quarter ended April 30, 2010, excluding the non-cash charges, WPCS generated net income of $137,000 or $0.02 in earnings per diluted share. Including the non-cash charges, WPCS generated $12,000 in net income or less than a penny in earnings per diluted share.  For fiscal year 2010 ended April 30, 2010, excluding the non-cash charges, WPCS generated $979,000 or $0.14 in earnings per diluted share. With the non-cash charges, the net income was $854,000 in net income or $0.12 in earnings per diluted share.

In regards to revenue, as mentioned earlier, for the fourth quarter ended April 30, 2010, WPCS generated $29.2 in revenue which is a quarter over quarter increase of 18%. For fiscal year 2010, revenue was $105.8 compared to $107.1 for the same period one year ago.

The revenue segmentation for fiscal year 2010 was 29% wireless communication, 14% specialty construction and 57% electrical power.

The decrease in revenue year over year was due primarily to the economic downturn and the protracted fiscal stimulus spending allocations in state and local municipalities. Keep in mind that it was only January 2010, that the company announced $30 million in new contracts, most of which were long awaited contracts from fiscal stimulus spending. The fiscal year was almost 75% complete at that point.

Since that time, the company announced another $29 million in new contracts through June 2010. The total $59 million in new contracts has yet to be fully recognized. Since we are only reporting through April 30, 2010, we believe that we should see good revenue production over the next few quarters due to the many new contracts announced.

Consolidated gross margin during the fourth quarter was 23% compared to 26% during the same period last year. For the fiscal year ended April 30, 2010, the consolidated gross margin was 26% compared to 27% during the same period last year. The lower gross margin is primarily a reflection of the economic downturn which continues to create competitive pressure.

However, we want to emphasize that with the increase in backlog and higher demand for our services, we have the opportunity to improve gross margins in the near future. Our current bid activity and awarded backlog is reflecting higher margin contributions. Of course, these projects must be managed efficiently to produce the desired gross margin expectation, but we feel confident that the consolidated gross margin will improve in the quarters ahead.

SG&A expense as a percent of revenue for the fourth quarter was approximately 19% compared to 21% for the same period last year. The reduction in SG&A percentage is attributed to cost savings from headcount reductions and operational efficiencies including the consolidation of some operation centers. For the fiscal years 2010 and 2009, SG&A was 22% of revenue.

WPCS continues to maintain a healthy balance sheet with $5.6 million in cash, $27 million in working capital and $5.6 million of credit line borrowings. Our credit line borrowing to working capital ratio remains favorably low at 21%. The company continues to be able to finance our growth internally. For fiscal year 2010, the company generated $2.4 million in cash from operations and has $9.4 million available under our credit facility which was recently renewed by Bank of America for three years.

Accounts receivable collections remain stable with DSOs averaging 61 days, which is within our expectations. As of April 30, 2010, WPCS had a backlog of approximately $48.6 million and a bid list of $131 million.

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Fiscal year 2010 has been the most challenging year our company has had to face. It was not easy to maintain profitability in this difficult economy but we did it with a diligent management effort. However, the earnings output has been disappointing for the last two fiscal years.

In fiscal year 2007, during a period of economic prosperity, WPCS generated $0.72 in earnings per diluted share. The economy turned downward and so did our earnings. But again, unlike many small cap companies, WPCS maintained profit integrity. But we know that the question for all shareholders is where are the earnings heading?

This is a valid question that every shareholder should be asking. Certainly, the management team evaluates our business each day. We know that communications infrastructure is still a global need. New communications technology is being developed and old technology needs to be replaced. Voice, data and video communications is a vital link for the global economy. The world cannot operate with less than functional communications technology. The issue is funding this infrastructure during these economic times.

Because the market still has a need and because WPCS selected markets with growth opportunity in these economic times, we believe that we can return to higher earnings. Let’s discuss some trends of late.

For example, in all of calendar year 2009, WPCS announced $55 million in new contracts. However, in calendar year 2010, we have announced $59 million in new contracts just through June. This trend is mostly due to fiscal stimulus spending.

The softness in fiscal year 2010 was certainly due to a suppressed economy but combined with the delay in getting fiscal stimulus funds in the hands of state and local municipalities, it impaired the ability for WPCS to produce better earnings.

However, we are seeing state and local municipalities requesting bids with available funding. The need to upgrade their communications infrastructure for police, fire and emergency services and for transportation, water treatment, education and video surveillance has never diminished. They just did not have the money to spend. Now, they do.

We believe that through this fiscal stimulus funding, this market will continue to contribute to our revenue production for at least the next 18 months. At that time, we hope that the economy is healthier and that state and local municipalities will be generating enough tax revenue to continue their upgrades in communications infrastructure. The only drawback we see in this sector is lower than expected margins due to competitive pressure. However, we believe we can offset the lower margins with higher margin contributions in the healthcare and energy sector in the year ahead.

In the healthcare sector, we saw lighter activity last year as pending healthcare legislation delayed many decisions in regards to infrastructure build out. Now, we are seeing more bid activity from hospitals since the healthcare legislation has been drafted. The demand for communications infrastructure has not changed. The aging population is placing stress on hospitals. We need new hospitals and renovated hospitals to accommodate the patients. These hospitals need electronic patient medical records, paging systems, security and surveillance. Many of these enhancements reduce the costs of delivering healthcare. Our company has established an outstanding reputation for quality workmanship and works with some of the largest hospital networks in the world. We see growth in this sector as accommodating the aging population and the previously uninsured cannot be avoided.

In the energy sector, in fiscal year 2010, WPCS continued to provide wireless communications and electrical contracting to basic energy companies. However, the lower cost of oil throughout last year delayed many renewable energy projects which in turn limited our bid activity. When oil spiked to $140 a barrel in 2008, we saw an increased demand for communications infrastructure specifically in the deployment of meteorological towers in our wind energy business. The cycle has definitely been up and down. We still believe that oil will increase in price and the government will continue to create incentives in the form of tax credits and grants which will allow renewable energy to come closer to grid parity over the next few years. This is an important market for WPCS as our company can provide complete communications infrastructure for the wind and solar energy markets.

All these trends are positive and should positively impact our ability to turn around our earnings slump in the future. We honestly believe we are well positioned to get back to an earnings level that will increase shareholder value.

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In regards to our strategic development, WPCS continues to consider acquisitions but it is not easy to conclude acquisitions using our stock as we feel it would be dilutive. We can use debt but we do not want to create a large debt obligation unless it can be serviced accordingly.

We believe the best way to increase the stock price is through organic earnings growth and then consider accretive acquisitions to continue the earnings momentum. Again, we believe we can get to a better earnings model in the quarters ahead.

Our strategic development efforts are also focused on our global accounts program. Since we have branded all of our acquisitions under one name, we have been able to establish national contracts for service with a number of larger companies. This will help accelerate our organic growth model.

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In conclusion, the management team believes that we are positioning ourselves to deliver better earnings in the quarters ahead. We remain optimistic about our future opportunities. We have a commitment to our shareholders to diligently focus on building shareholder value. The past two fiscal years have been challenging but we believe it is cyclical and due to change. The trends are in our favor. I would like to now turn the call over to the operator to begin the question and answer session.

[OPERATOR]

We will now begin the question and answer session. You can submit your question by pressing *1 and can be removed from the queue by pressing the # sign.

If there are no further questions, I would like to thank all the participants on today’s WPCS International Incorporated fiscal year 2010 fourth quarter and year end investor conference call. Please keep in mind that a replay of this investor conference call will be available for a period of five days by dialing 402-220-2946 and entering 74313 # as the program identification number. This will conclude the call.

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